Exhibit 4.1

POTLATCH CORPORATION

as Issuer

10.00% SENIOR SUBORDINATED NOTES DUE 2011

FIRST SUPPLEMENTAL INDENTURE

Dated as of October 21, 2004

To

INDENTURE

Dated as of June 29, 2001

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE dated as of October 21, 2004 (this “Supplemental Indenture”) among Potlatch Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association (f/k/a U.S. Bank Trust National Association), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors named therein and the Trustee executed and delivered an Indenture, dated as of June 29, 2001 (the “Indenture”), providing for the issuance of 10.00% Senior Subordinated Notes due 2011 (the “Notes”); all capitalized terms used herein and not defined are used herein as defined in the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with the written consent of the Holders of two-thirds in aggregate principal amount of the outstanding Notes;

WHEREAS, the Company has offered to purchase for cash all of the outstanding Notes, upon the terms and subject to the conditions set forth in its Offer to Purchase and Consent Solicitation Statement, dated October 6, 2004, and in the related Letter of Transmittal and Consent (such offer, the “Offer”); in connection therewith the Company has been soliciting written consents of the Holders to the substance of the amendments to the Indenture set forth herein (and to the execution of this Supplemental Indenture), and the Company has now obtained such written consents from the Holders of two-thirds in aggregate principal amount of the outstanding Notes; accordingly, this Supplemental Indenture and the amendments set forth herein are authorized pursuant to Section 9.02 of the Indenture referred to above;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken;

NOW THEREFORE, the Company and the Trustee agree as follows for the benefit of each other and the Guarantors and for the equal and ratable benefit of the Holders of Notes:

Section 1. Amendments to the Indenture.

Upon written notification to the Trustee by the Company that it has purchased pursuant to the Offer all Notes that were validly tendered pursuant to the Offer prior to 5:00 P.M., New York City time, on October 20, 2004 and not withdrawn, then automatically (without further act by any person): (a) the Company shall be released from its obligations under Sections 4.03, 4.05, 4.07 through 4.19 and 5.01 of the Indenture, (b) failure to comply with the terms of any of the foregoing Sections of the Indenture shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture, (c) the occurrence of any of the events described in Sections 6.01(c) through 6.01(g) of the Indenture shall no longer constitute Events of Default under the Indenture and (d) the occurrence of any of the events described in Sections 6.01(h) and (i) of the Indenture with respect to any Subsidiary or Significant Subsidiary referred to therein shall no longer constitute Events of Default under the Indenture.

Section 2. Ratification.

Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 3. Recitals.

The recitals in this Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this Supplemental Indenture.

Section 4. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE INDENTURE AS SUPPLEMENTED HEREBY WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 5. Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 6. Headings, etc.

The Headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures on following page]

SIGNATURES

Dated as of October 21, 2004

POTLATCH CORPORATION

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title: